Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:	May 20, 2013
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL 2013

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced a net loss for the three months ended March 31, 2013 of $845,000 compared to net income of $219,000 for the three months ended March 31, 2012. On a per share basis, the Company is reporting a net loss of $0.13 per share for the quarter ended March 31, 2013, compared to net income of $0.03 per share (as adjusted for our “second-step” conversion) for the quarter ended March 31, 2012.  Additionally, the Company reported a net loss of $174,000, or $0.03 per share, for the six months ended March 31, 2013 compared to net income of $1.5 million, or $0.23 per share, for the six months ended March 31, 2012 (as adjusted for our “second-step” conversion).

The Company’s net interest income for the three and six months ended March 31, 2013 was $3.6 million and $7.6 million, respectively, a decrease of $732,000 and $1.3 million, respectively, compared to the three and six month periods ended March 31, 2012.  The Company's net interest rate spread of 2.11% and net interest margin of 2.28% for the three months ended March 31, 2013 decreased when compared to a net interest rate spread of 2.67% and a net interest margin of 2.80% for the second quarter of fiscal 2012. Similarly, the Company's net interest rate spread of 2.18% and net interest margin of 2.36% for the first six months of fiscal 2013 decreased when compared to a net interest rate spread of 2.74% and a net interest margin of 2.86% for the first six months of fiscal 2012.

The Company’s interest and dividend income decreased for the three month period ended March 31, 2013 by $1.0 million, or 15.6%, over the comparable fiscal 2012 period to $5.5 million.  Interest income on loans decreased in the three months ended March 31, 2013 over the prior comparable period in fiscal 2012 by $1.0 million, or 17.1%.  The decrease in interest earned on loans in the second quarter of fiscal 2013 was due primarily to a $34.0 million, or 7.1%, decrease in the average balance of our outstanding loans as well as a 54 basis point decrease in the average yield earned on our loan portfolio in the second quarter of fiscal 2013 compared to the second quarter of fiscal 2012.  Interest income on investment securities decreased by $10,000, or 2.3%, in the second quarter of fiscal 2013 compared to the comparable prior fiscal year period.  The average yield on investment securities decreased 24 basis points to 1.78% for the three months ended March 31, 2013 from 2.02% for the same period ended 2012.

The Company’s interest and dividend income decreased for the six month period ended March 31, 2013 by $1.9 million, or 14.5%, over the comparable fiscal 2012 period to $11.4 million.  Interest income on loans decreased in the six months ended March 31, 2013 over the prior comparable period in fiscal 2012 by $1.9 million, or 15.4%.  The decrease in interest earned on loans in the first six months of fiscal 2013 was due primarily to a $37.6 million, or 7.7%, decrease in the average balance of our outstanding loans as well as a 42 basis point decrease in the average yield earned on our loan portfolio in the first six months of fiscal 2013 compared to the first six months of fiscal 2012.  Interest income on investment securities decreased by $65,000, or 7.5%, in the first six months of fiscal 2013 compared to the comparable prior fiscal year period.  The average yield on investment securities decreased 26 basis points to 1.78% for the six months ended March 31, 2013 from 2.04% for the same period ended 2012.

The Company’s interest expense for the three month period ended March 31, 2013 was $1.8 million, a decrease of $279,000 from the three month period ended March 31, 2012. The reason for the decrease in interest expense in the second quarter of fiscal 2013 compared to the second quarter of fiscal 2012 was an 18 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $13.4 million, or 2.6%, in the second quarter of fiscal 2013 compared to second quarter of fiscal 2012 due primarily to a $14.6 million decrease in the average balance of money market accounts. The average rate paid on total deposits decreased to 1.12% for the second quarter of fiscal 2013 from 1.30% for the second quarter of fiscal 2012.  Our expense on borrowings amounted to $421,000 in the second quarter of fiscal 2013 compared to $428,000 in the second quarter of fiscal 2012.  The average balance of our borrowings decreased by $719,000 in the second quarter of fiscal 2013 compared to the second quarter of fiscal 2012.  The average rate paid on borrowed funds of 3.51% in the second quarter of fiscal 2013 remained the same in the second quarter of fiscal 2012.

The Company’s interest expense for the six month period ended March 31, 2013 was $3.8 million, a decrease of $619,000 from the six month period ended March 31, 2012. The reason for the decrease in interest expense in the first six months of fiscal 2013 compared to the first six months of fiscal 2012 was a 20 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $14.8 million, or 2.8%, in the first six months of fiscal 2013 compared to the first six months of fiscal 2012 due primarily to a $16.4 million decrease in the average balance of money market accounts. The average rate paid on total deposits decreased to 1.14% for the first six months of fiscal 2013 from 1.34% for the first six months of fiscal 2012.  Our expense on borrowings amounted to $851,000 in the first six months of fiscal 2013 compared to $862,000 in the first six months of fiscal 2012.  The average balance of our borrowings decreased by $840,000 in the first six months of fiscal 2013 compared to the first six months of fiscal 2012, however, the average rate paid on borrowed funds increased slightly to 3.54% in the first six months of fiscal 2013 compared to 3.52% in the second quarter of fiscal 2012.

The provision for the loan losses was $1.0 million for the quarter ended March 31, 2013 compared to a $325,000 for the quarter ended March 31, 2012.  For the six months ended March 31, 2013, the provision for loan losses was $1.4 million compared to $25,000 for the six months ended March 31, 2012. A $1.1 million recovery to the allowance for loan losses during the first six months of fiscal 2012 contributed to the $1.4 million difference in the provision for loan losses during the comparable six-month periods of fiscal 2013 and fiscal 2012. As of March 31, 2013, the balance of the allowance for loan losses was $6.3 million, or 1.41% of gross loans and 36.53% of non-accruing loans, compared to an allowance for loan losses of $7.6 million or 1.64% of gross loans and 77.76% of non-accruing loans at September 30, 2012.

At March 31, 2013, our total non-performing assets amounted to $21.6 million, an increase of $7.2 million compared to total non-performing assets at September 30, 2012. At March 31, 2013, the Company’s total non-performing assets and performing troubled debt restructurings totaled $28.0 million compared to $22.5 million at September 30, 2012, a difference of 24.2%. Our net charge-offs to the allowance for loan losses for the three months ended March 31, 2013 were $2.3 million, an increase of $1.1 million, or 83.1%, compared to $1.3 million of net charge-offs during the three months ended March 31, 2012. Our net charge-offs for the six months ended March 31, 2013 were $2.7 million, a $674,000, or 32.9%, increase compared to $2.1 million of net charge-offs during the six months ended March 31, 2012. Charge-offs increased during the fiscal 2013 periods primarily due to a charge-off taken during the quarter ended March 31, 2013 with respect to four construction and development loans to one borrower. Management has been closely monitoring these four loans, which had an outstanding balance of $8.4 million at December 31, 2012, for some time and, based upon its on-going review and as a result of discussions with the staff of the Comptroller of the Currency (the “OCC”) pursuant to an ongoing OCC examination, the Company placed the four loans on non-accrual and impaired status as of March 31, 2013.  As a result, the Company recorded a charge-off to the allowance for loan losses in the amount of $959,000 with respect to this loan relationship during the quarter ended March 31, 2013 to reflect the fair value of the collateral for the loans. The remaining $7.4 million aggregate carrying value of these loans was deemed to be impaired and on non-accrual status as of March 31, 2013. This is the primary reason for the $6.1 million increase in non-accruing loans at March 31, 2013 compared to December 31, 2012.

The Company’s other, or non-interest, income decreased by $4,000, to $624,000 for the three months ended March 31, 2013 compared to $628,000 for the three months ended March 31, 2012.  The decrease in other income during the second quarter of fiscal 2013 was due to a $53,000 decline in service charges and other fees which was partially offset by a cumulative increase in the amount of $49,000 for other miscellaneous items in non-interest income.

The Company's other, or non-interest, income increased by $441,000, or 29.6% to $1.9 million for the six months ended March 31, 2013 compared to $1.5 million for the six months ended March 31, 2012. The increase in other income during the first six months of fiscal 2013 was primarily due to a one-time, tax-free death benefit payment of $596,000 received pursuant to a bank-owned life insurance (“BOLI”) policy. In addition, we recorded a net gain on the sale of loans in the amount of $186,000 during the six months ended March 31, 2013 compared to no gain on loan sales for the six months ended March 31, 2012.

The Company’s other, or non-interest, expense increased by $179,000, or 4.1%, to $4.6 million in the quarter ended March 31, 2013 compared to $4.4 million for the quarter ended March 31, 2012. The increase in other expenses in the second quarter of fiscal 2013 compared to the second quarter of fiscal 2012 was due primarily to a $224,000 increase in salaries and employee benefits, a $46,000 increase in advertising and a $172,000 increase in other operating expenses.  These increases were partially offset by a $230,000 decrease in other real estate owned expense in the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012.  For the second quarter of fiscal 2013, the Company had an income tax benefit of $543,000 compared to income tax expense of $28,000 for the second quarter of fiscal 2012.  The income tax benefit for the quarter ended March 31, 2013 primarily reflects the $1.6 million difference in income/loss before taxes during the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012.  Our effective Federal tax rate was (39.1%) and 11.3% for the three months ended March 31, 2013 and 2012, respectively.

The Company’s other, or non-interest, expense increased by $536,000, or 6.4% to $8.9 million in the six months ended March 31, 2013 compared to $8.3 million for the six months ended March 31, 2012. The increase in other expenses in the first six months of fiscal 2013 compared to the first six months of fiscal 2012 was due primarily to a $483,000 increase in salaries and employee benefits.  The increase in salaries and employee benefits expense in the six months ended March 31, 2013 primarily reflects an increase in the number of employees in our secondary market program as well as the increase in support staff in the Credit Review Department and Mortgage Loan Department. Our other operating expense increased by $143,000 in the first six months of fiscal 2013 compared to the first six months of fiscal 2012. These increases were partially offset by a $99,000 decrease in professional fees in the six months ended March 31, 2013 compared to the six months ended March 31, 2012. For the first six months of fiscal 2013, the Company had an income tax benefit of $597,000 compared to income tax expense of $588,000 for the first six months of fiscal 2012. The income tax benefit for the six months ended March 31, 2013 primarily reflects the $2.8 million difference in income/loss before taxes during the six months ended March 31, 2013 compared to the six months ended March 31, 2012.  Our effective Federal tax rate was (77.4%) and 28.6% for the six months ended March 31, 2013 and 2012, respectively.  The significant difference in our effective federal tax rate for the six months ended March 31, 2013 compared to the six months ended March 31, 2012 primarily reflects our $771,000 loss before income taxes in the current fiscal year period compared to $2.1 million in income before income taxes in the comparable period in fiscal 2012 as well as the receipt of $596,000 in BOLI benefit income in the fiscal 2013 period which is not subject to federal income taxes.

The Company’s total assets decreased $27.6 million or 3.9% to $684.2 million at March 31, 2013 compared to $711.8 million at September 30, 2012. The decrease was primarily due to a $44.3 million or 33.6% decrease in cash and cash equivalents and $10.9 million or 2.4% reduction in net loans receivable. These decreases were partially offset by a $23.0 million or 28.6% increase in investment securities and a $5.7 million increase in bank owned life insurance. The decrease in cash and cash equivalents at March 31, 2013 compared to September 30, 2012 was due to $20.8 million refund of excess stock subscriptions received in our second-step conversion and stock offering.

The Company’s total liabilities decreased $61.9 million or 9.5% to $587.2 million at March 31, 2013 compared to $649.2 million at September 30, 2012. The decrease was primarily due to a $56.7 million decrease in stock subscription escrow, reflecting the closing of our “second-step” conversion on October 11, 2012, and a $6.9 million decrease in total deposits. Our total deposits were $534.1 million at March 31, 2013 compared to $541.0 million at September 30, 2012.

Shareholders’ equity increased by $34.3 million to $96.9 million at March 31, 2013 compared to $62.6 million at September 30, 2012.  The increase was primarily due to the $34.7 million in net proceeds received from the stock offering undertaken as part of the “second-step” conversion of the Bank from the mutual holding company structure to the stock holding company structure, which was completed on October 11, 2012. Retained earnings decreased by $174,000 to $38.4 million at March 31, 2013 primarily as a result of the $174,000 net loss during the first six months of fiscal 2013.  Our ratio of equity to assets was 14.17% at March 31, 2013.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At March 31, 2013	At September 30, 2012
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$684,176	$711,812
Loans receivable, net	446,142	457,001
Securities available for sale	103,536	80,508
FHLB borrowings	48,000	48,085
Deposits	534,097	540,988
Shareholders’ equity	96,934	62,636
Total liabilities	587,242	649,176
Allowance for loan losses	6,302	7,581
Non-accrual loans	17,252	9,749
Non-performing assets	21,591	14,343
Performing troubled debt restructurings	6,393	8,187
Non-performing assets and performing troubled debt restructurings	27,984	22,530

	Three Months Ended March 31,
	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$5,463	$6,474
Total interest expense	1,838	2,117
Net interest income	3,625	4,357
Provision for loan losses	1,045	325
Net interest income after provision for loan losses	2,580	4,032
Total other income	624	628
Total other expense	4,592	4,413
Income tax (benefit) expense	(543)	28
Net (loss) income	$(845)	$219
Net (loss) earnings per share*	$(0.13)	$0.03
Dividends declared per share	$-	$-
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*Net earnings per share for the prior period has been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on October 11, 2012.

	Six Months Ended March 31,
	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$11,413	$13,346
Total interest expense	3,785	4,404
Net interest income	7,628	8,942
Provision for loan losses	1,445	25
Net interest income after provision for loan losses	6,183	8,917
Total other income	1,931	1,490
Total other expense	8,885	8,349
Income tax (benefit) expense	(597)	588
Net (loss) income	$(174)	$1,470
Net (loss) earnings per share*	$(0.03)	$0.23
Dividends declared per share	$-	$-
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*Net earnings per share for the prior period has been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on October 11, 2012.

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	3.43%	4.16%	3.54%	4.28%
Average rate on interest-bearing liabilities	1.32	1.49	1.36	1.54
Net interest rate spread(2)	2.11	2.67	2.18	2.74
Net interest margin(3)	2.28	2.80	2.36	2.86
Total non-interest expense to average assets	2.69	2.68	2.70	2.53
Efficiency ratio(4)	108.08	88.53	92.95	80.03
Return on average assets	(0.50)	0.13	(0.05)	0.44
Return on average equity	(3.45)	1.41	(0.46)	4.77

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	3.83%	2.48%	3.83%	2.48%
Non-performing assets as a percent of total assets	3.16	2.53	3.16	2.53
Non-performing assets and performing troubled debt restructurings as a percent of total assets	4.09	3.80	4.09	3.80
Allowance for loan losses as a percent of non-accrual loans	36.53	68.85	36.53	68.85

Capital Ratios(5):
Total risk-based capital to risk weighted assets	20.87%	13.71%	20.87%	13.71%
Tier 1 risk based capital to risk weighted assets	19.61	12.45	19.61	12.45
Tangible capital to tangible assets	11.72	8.27	11.72	8.27
Tier 1 leverage (core) capital to adjustable tangible assets	11.72	8.27	11.72	8.27
Shareholders’ equity to total assets	14.17	9.50	14.17	9.50

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(1)	Ratios have been annualized where appropriate.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5)	Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	March 31, 2013	December 31, 2012	September 30, 2012
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$1,266	$1,260	$1,402
Construction and Development:
Residential and commercial	-	8,433	-
Commercial:
Commercial real estate	2,631	-	1,778
Consumer:
Home equity lines of credit	203	300	220
Second mortgages	763	985	1,140
Other	1	6	4
Total	$4,864	$10,984	$4,544

The following table sets forth non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing in our portfolio at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest for the periods shown.  Troubled debt restructurings (“TDR”) are loans which are modified in a manner constituting a concession to the borrower, such as forgiving a portion of interest or principal making loans at a rate materially less than that of market rates, when the borrower is experiencing financial difficulty.

	March 31, 2013	December 31, 2012	September 30, 2012
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$3,585	$4,021	$3,540
Construction and development:
Residential and commercial(1)	9,496	2,707	3,788
Commercial:
Commercial real estate(2)	3,200	3,108	1,458
Other	182	201	201
Consumer:
Home equity lines of credit	22	22	23
Second mortgages	767	1,128	739
Total non-accruing loans	17,252	11,187	9,749
Other real estate owned and other foreclosed assets:
Residential mortgage	1,238	841	1,262
Commercial:
Commercial real estate	2,280	2,126	2,405
Other	405	405	486
Consumer:
Second mortgages	416	416	441
Total REO	4,339	3,788	4,594
Total non-performing assets	21,591	14,975	14,343
Performing troubled debt restructurings:
Residential mortgage	547	857	864
Construction and development:
Land	1,142	1,145	1,148
Commercial:
Commercial real estate	4,529	4,591	6,000
Other	175	175	175
Total TDRs	6,393	6,768	8,187
Total non-performing assets and performing troubled debt restructurings	$27,984	$21,743	$22,530
Ratios:
Total non-accrual loans as a percent of gross loans	3.83%	2.48%	2.11%
Total non-performing assets as a percent of total assets	3.16%	2.18%	2.01%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	4.09%	3.16%	3.17%
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(1)
Includes six loans classified as TDRs in the aggregate amount of $8.6 million at March 31, 2013 and two loans classified as TDRs in the aggregate amount of $1.3 million at December 31, 2012, and $1.4 million at September 30, 2012.

(2)	At March 31, 2013 and December 31, 2012 includes one TDR in the aggregate amount of $1.4 million.